MORGAN STANLEY
                        SPECTRUM SERIES







       August 2007
       Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 2, 2007.






                                   Issued: September 28, 2007




[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION- COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
            1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005  2006  2007  RETURN    RETURN
FUND          %     %     %     %     %     %     %     %     %     %     %     %     %     %     %     %     %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency...   --    --    --    --    --    --    --    --    --  11.7  11.1  12.2  12.4 (8.0) (18.3) (3.4) (16.7)  (5.2)    (0.7)
                                                                (6 mos.)                                   (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced...   --    --    --  (1.7) 22.8  (3.6) 18.2  16.4   0.8   0.9  (0.3)(10.1)  6.2 (5.6)   4.2   2.4  (0.5)   55.2      3.5
                            (2 mos.)                                                                       (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select..... 31.2 (14.4) 41.6  (5.1) 23.6   5.3   6.2  14.2  (7.6)  7.1   1.7  15.4   9.6 (4.7)  (5.0)  5.9  (5.4)  174.8      6.5
          (5 mos.)                                                                                         (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic..   --    --    --   0.1  10.5  (3.5)  0.4   7.8  37.2 (33.1) (0.6)  9.4  24.0  1.7   (2.6) 20.9  (1.7)   68.6       4.2
                             (2 mos.)                                                                      (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical..   --    --    --  (2.2) 17.6  18.3   7.5  10.2  (7.5)  7.8  (7.2) 23.3  23.0  4.4   (5.4)  5.4  (19.4)  90.0       5.1
                             (2 mos.)                                                                      (8 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
AUGUST 2007
Dear Limited Partner:

  The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of August 31, 2007 was as follows:

FUND                                  N.A.V.              % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                      $9.48                    -13.18%
Spectrum Global Balanced              $15.52                      1.94%
Spectrum Select                       $27.48                     -5.91%
Spectrum Strategic                    $16.86                     -4.48%
Spectrum Technical                    $19.00                    -16.49%
--------------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  AS SHOWN ABOVE, THE NET ASSET VALUE PER UNIT OF SPECTRUM TECHNICAL WAS DOWN 16.49% IN AUGUST, FOLLOWING A LOSS OF 10.99% IN JULY. IN AUGUST, SIGNIFICANT ADDITIONAL LOSSES BY CHESAPEAKE CAPITAL CORPORATION ("CHESAPEAKE") IN ITS DIVERSIFIED 2XL PROGRAM (THE "PROGRAM") FURTHER AFFECTED THE AGGREGATE PERFORMANCE OF SPECTRUM TECHNICAL.

  AS A RESULT OF THESE CIRCUMSTANCES, EFFECTIVE AUGUST 16, 2007, CHESAPEAKE, IN CONSULTATION WITH DEMETER MANAGEMENT CORPORATION ("DEMETER"), THE GENERAL PARTNER FOR THE FUNDS, AGREED TO TEMPORARILY REDUCE THE OVERALL LEVERAGE OF THE SPECTRUM TECHNICAL'S ASSETS TRADED PURSUANT TO CHESAPEAKE'S PROGRAM BY 50%. THIS REDUCTION IN LEVERAGE WAS IN RESPONSE TO THE EXTREME MARKET EVENTS WITNESSED IN JULY AND AUGUST AND THE ADVERSE PERFORMANCE EXPERIENCED BY CHESAPEAKE DURING THE LATTER PART OF JULY AND FIRST HALF OF AUGUST 2007.

  HOWEVER, CONSISTENT WITH THE NOTICE TO LIMITED PARTNERS IN THE JULY 2007 MONTHLY REPORT, CHESAPEAKE, IN FURTHER CONSULTATION WITH DEMETER, HAS DETERMINED THAT IT IS APPROPRIATE AT THIS TIME TO INCREASE THE CURRENT OVERALL LEVERAGE OF SPECTRUM TECHNICAL'S ASSETS TRADED PURSUANT TO CHESAPEAKE'S PROGRAM TO 62.5% EFFECTIVE OCTOBER 1, 2007. CHESAPEAKE, IN FURTHER CONSULTATION WITH DEMETER, AND FROM TIME-TO-TIME, MAY FURTHER INCREASE THE OVERALL LEVERAGE OF SPECTRUM TECHNICAL'S ASSETS TRADED PURSUANT TO CHESAPEAKE'S PROGRAM UP TO 100%.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

  IN ADDITION TO THE REDUCTION IN LEVERAGE, EFFECTIVE SEPTEMBER 1, 2007, CHESAPEAKE HAS AGREED TO TEMPORARILY WAIVE THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE WAIVER OF THE MANAGEMENT FEE WILL REMAIN IN EFFECT THROUGH DECEMBER 31, 2007. PRIOR TO OR UPON SUCH DATE, DEMETER AND CHESAPEAKE WILL DETERMINE WHETHER OR NOT THE WAIVER OF CHESAPEAKE'S MANAGEMENT FEE WILL BE EXTENDED TO A FUTURE DATE.

  EFFECTIVE APRIL 1, 2007, MARK H. MITCHELL CEASED TO BE ASSOCIATED IN ANY CAPACITY WITH JOHN W. HENRY & COMPANY, INC. ("JWH"), TRADING ADVISOR TO SPECTRUM CURRENCY AND SPECTRUM TECHNICAL, UPON EXPIRATION OF HIS TEN YEAR EMPLOYMENT AGREEMENT WITH JWH ON MARCH 31, 2007. MR. MITCHELL HAD FORMERLY SERVED AS VICE CHAIRMAN OF JWH AND AS COUNSEL TO THE FIRM.

  EFFECTIVE APRIL 3, 2007, CAMPBELL & COMPANY ("CAMPBELL"), TRADING ADVISOR TO SPECTRUM TECHNICAL, ANNOUNCED THE APPOINTMENT OF MS. THERESA BECKS TO THE POSITION OF PRESIDENT & CHIEF EXECUTIVE OFFICER, SUCCEEDING MR. BRUCE CLELAND, WHO WILL BECOME VICE CHAIRMAN.

  THERESA BECKS HAS BEEN WITH CAMPBELL AS ITS CHIEF FINANCIAL OFFICER FOR 16 YEARS, AND A MEMBER OF CAMPBELL'S BOARD OF DIRECTORS FOR 13 YEARS. MS. BECKS IS ALSO A FORMER MEMBER OF THE BOARD OF DIRECTORS OF THE MANAGED FUNDS ASSOCIATION. PRIOR TO JOINING CAMPBELL, SHE WAS VICE PRESIDENT & CHIEF FINANCIAL OFFICER OF BANK MARYLAND CORP, A PUBLICLY HELD COMPANY. MS. BECKS STARTED HER PROFESSIONAL CAREER WITH ERNST & YOUNG AS A CERTIFIED PUBLIC ACCOUNTANT.

  BRUCE CLELAND, WHO HAS BEEN WITH CAMPBELL SINCE 1993, HAVING SERVED AS PRESIDENT SINCE 1994, AND CHIEF EXECUTIVE OFFICER SINCE 1997, WILL BECOME VICE CHAIRMAN OF THE FIRM AND ACT IN AN ADVISORY CAPACITY TO THE EXECUTIVE COMMITTEE.

  KEVIN M. HEERDT, DIRECTOR OF RESEARCH & CHIEF OPERATING OFFICER, WILL CONTINUE TO FOCUS HIS EFFORTS ON CAMPBELL'S RESEARCH AND TRADING ACTIVITIES. MR. HEERDT JOINED CAMPBELL IN 2003 AS CO-HEAD OF RESEARCH, AND WAS APPOINTED CHIEF OPERATING OFFICER IN 2005 AND HEAD OF RESEARCH IN JANUARY 2007. PRIOR TO JOINING CAMPBELL, MR. HEERDT SPENT 12 YEARS WITH MOORE CAPITAL WHERE HE ACTED IN SEVERAL CAPACITIES INCLUDING MANAGING DIRECTOR AND CHIEF INVESTMENTS OFFICER.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

  Sincerely,


/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                      MONTH ENDED       YTD ENDED
                                    AUGUST 31, 2007  AUGUST 31, 2007
                                    ---------------  ---------------
           Australian dollar             -2.11            -0.46
           British pound                 -1.65            -0.66
           Euro                          -1.6             -1.53
           Japanese yen                  -1.11             0.48
           Swiss franc                   -0.39            -1.39
           Minor Currencies              -6.08           -11.15



     Note: Reflects trading results only and does not include fees or interest income.

           Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, and Czech koruna.

During the month, the Fund experienced losses from long positions in the Australian dollar, British pound, New Zealand dollar, euro, Brazilian real, South African rand, and Turkish lira versus the U.S. dollar, as well as short positions in the Japanese yen versus the U.S dollar. Additional losses were recorded from both short and long positions in the Swiss franc versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Losses were incurred from long positions in the Australian dollar, British pound, New Zealand dollar, euro, Brazilian real, South African rand, and Turkish lira versus the U.S. dollar as the value of the U.S. dollar reversed higher against these currencies as continued extreme volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. Meanwhile, short positions in the Japanese yen versus the U.S. dollar resulted in losses as the value of the Japanese yen spiked significantly higher relative to most of its major rivals as the unwinding of carry-trades continued due to investor uncertainty regarding the future of the global economy. Lastly, losses were recorded from both short and long positions in the Swiss franc versus the U.S. dollar as the value of the Swiss franc moved without consistent direction throughout the month as conflicting economic data led to investors' uncertainty regarding the future interest rate policy of the Swiss National Bank.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                      MONTH ENDED       YTD ENDED
                                    AUGUST 31, 2007  AUGUST 31, 2007
                                    ---------------  ---------------
           Currencies                     0.17            -0.7
           Interest Rates                 3.01             3.71
           Stock Indices                 -0.31            -3.7
           Energies                       0.05             0.74
           Metals                        -0.18             1.13
           Agriculturals                 -0.81            -1.53


     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the global interest rate and currency sectors. A portion of these gains was offset by losses recorded in the agricultural, global stock index, and metals sectors. Trading results in the energy sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the global interest rate sector, long positions in European, U.S., and Japanese fixed-income futures experienced gains as prices increased in a continuation of a worldwide "flight-to-quality" after volatility in the global equity markets, spurred by losses in the U.S. sub-prime mortgage sector, caused investors to seek the "safe haven" of government bonds. Additionally, Japanese fixed-income futures prices rose after increases in corporate borrowing costs prompted speculation that the Bank of Japan may delay raising interest rates.

Within the currency sector, long positions in the Australian dollar versus the New Zealand dollar recorded gains as the value of the Australian dollar moved higher against the New Zealand dollar after the Australian Bureau of Statistics reported that retail sales in Australia climbed more than expected in July. Meanwhile, short positions in the British pound and Mexican peso versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved higher against most of its major rivals after continued volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. In addition, the value of the U.S. dollar was pressured higher against these currencies due to data indicating a narrowing U.S. trade deficit, as well as an increase in U.S. wholesale prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the agricultural markets, long positions in live cattle futures recorded losses at the beginning of the month as prices fell amid concerns that a decline in the U.S. economy and further losses in the equity markets would cause consumers to cut back on buying beef. Long positions in lean hog futures resulted in additional losses as prices moved lower due to technically-based selling. Lastly, short positions in corn futures experienced losses as prices increased amid fears that persistent dry weather in global growing regions may significantly decrease supply. Within the global stock index sector, long positions in U.S. and European equity index futures incurred losses as prices fell sharply amid speculation that a widening credit crunch, sparked by U.S. sub-prime mortgage losses, may erode global economic growth and corporate earnings. Smaller losses were recorded in the metals markets from both short and long positions in copper futures as prices moved without consistent direction amid conflicting data regarding supply and demand.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                      MONTH ENDED       YTD ENDED
                                    AUGUST 31, 2007  AUGUST 31, 2007
                                    ---------------  ---------------
           Currencies                    -2.93             0.87
           Interest Rates                 0.58             4
           Stock Indices                 -1.32            -1.58
           Energies                      -1.46            -1.45
           Metals                        -0.38            -2.99
           Agriculturals                  0.09            -1

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses within the currency, energy, global stock index, and metals sectors. These losses were partially offset by gains recorded in the global interest rate and agricultural sectors.

Within the currency sector, short positions in the Japanese yen versus the U.S. dollar incurred losses as the value of the Japanese yen spiked significantly higher relative to most of its major rivals as the unwinding of carry-trades continued due to investor uncertainty regarding the future of the global economy. Elsewhere, long positions in the British pound and euro resulted in losses as the value of the U.S. dollar reversed higher against the British pound and euro as continued extreme volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds.

Within the energy markets, long positions in crude oil futures and its related products recorded losses as prices declined amid concerns that a slowdown in the global economy, sparked by the U.S. sub-prime mortgage markets, would negatively impact global energy demand.

Within the global stock index sector, long positions in Pacific Rim, U.S., and European equity index futures incurred losses as prices fell sharply amid speculation that a widening credit crunch, sparked by U.S. sub-prime mortgage losses, may erode global economic growth and corporate earnings.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the metals markets, long positions in gold futures resulted in losses as prices weakened amid strength in the U.S. dollar. Meanwhile, long positions in copper futures recorded losses as prices fell on news of increasing stockpiles and speculation that a possible slowing of the global economy due to the U.S. sub-prime mortgage crisis would reduce future demand for base metals.

Within the global interest rate sector, long positions in Japanese and U.S. fixed-income futures experienced gains as prices increased in a continuation of a worldwide "flight-to-quality" after volatility in the global equity markets, spurred by losses in the U.S. sub-prime mortgage sector, caused investors to seek the "safe haven" of government bonds. Additionally, Japanese fixed-income futures prices rose after increases in corporate borrowing costs prompted speculation that the Bank of Japan may delay raising interest rates.

Within the agricultural markets, long positions in wheat futures recorded gains as prices increased to a record high due to a rise in demand and news from the U.S. Department of Agriculture that global stockpiles may fall to the lowest level in 26 years.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                      MONTH ENDED       YTD ENDED
                                    AUGUST 31, 2007  AUGUST 31, 2007
                                    ---------------  ---------------
           Currencies                    -0.42             1.27
           Interest Rates                -0.37             0.15
           Stock Indices                 -0.45             1.77
           Energies                       0.27            -0.21
           Metals                        -2.06            -1.75
           Agriculturals                 -1.08            -0.08

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the metals, agricultural, global stock index, currency, and global interest rate sectors. These losses were partially offset by gains recorded in the energy markets.

Within the metals markets, long positions in zinc, copper, and aluminum futures incurred losses as the prices fell on news of increasing stockpiles and speculation that a possible slowing of the global economy due to the U.S. sub-prime mortgage crisis would reduce future demand for base metals.

Within the agricultural markets, long positions in cocoa, sugar, and cotton futures recorded losses as prices moved sharply lower after investors sold commodities in a scramble for liquidity as banks restricted credit amid rising U.S. sub-prime loan defaults. In addition, cocoa futures prices fell after rains in the Ivory Coast, the world's biggest producer, improved prospects for the harvest that will start this coming fall, while sugar futures prices declined on concern that increased supplies from India, the second-largest producer, may contribute to a global surplus. Lastly, cotton futures prices reversed lower after the U.S. Department of Agriculture increased its estimate for domestic supply.

Within the global stock index sector, long positions in Japanese and German equity index futures incurred losses as prices fell sharply amid speculation that a widening credit crunch, sparked by U.S. sub-prime mortgage losses, may erode global economic growth and corporate earnings.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the New Zealand dollar and Australian dollar versus the U.S. dollar resulted in losses as the value of the U.S. dollar reversed higher against these currencies as continued extreme volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. Elsewhere, short positions in the Japanese yen versus the U.S. dollar, Australian dollar, and euro recorded losses as the value of the Japanese yen spiked significantly higher relative to most of its major rivals as the unwinding of carry-trades continued due to investor uncertainty regarding the future of the global economy.

Within the global interest rate sector, short positions in European and Japanese fixed-income futures experienced losses as prices increased in a continuation of a worldwide "flight-to-quality" after volatility in the global equity markets, spurred by losses in the U.S. sub-prime mortgage sector, caused investors to seek the "safe haven" of government bonds. Additionally, Japanese fixed-income futures prices rose after increases in corporate borrowing costs prompted speculation that the Bank of Japan may delay raising interest rates.

Within the energy markets, short positions in natural gas futures recorded gains as prices fell to a ten-month low after Hurricane Dean bypassed natural gas producing regions of the Gulf of Mexico, thereby reducing supply concerns.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                                      MONTH ENDED       YTD ENDED
                                    AUGUST 31, 2007  AUGUST 31, 2007
                                    ---------------  ---------------

           Currencies                    -7.33            -3.14
           Interest Rates                -0.62             1.28
           Stock Indices                 -4.34            -1.82
           Energies                      -1.12            -2.25
           Metals                        -1.44            -3.14
           Agriculturals                 -1.13            -3.12

     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the currency, global stock index, metals, agricultural, energy, and global interest rate sectors.

Within the currency sector, long positions in the Australian dollar, New Zealand dollar, Brazilian real, British pound, and euro versus the U.S. dollar incurred losses as the value of the U.S. dollar reversed higher against these currencies as continued extreme volatility in the global equity markets and widening credit losses tied to U.S. sub-prime loans resulted in substantially stronger demand for U.S. dollar-denominated government bonds. Elsewhere, short positions in the Japanese yen versus the Australian dollar, euro, British pound, and U.S. dollar recorded losses as the value of the Japanese yen spiked significantly higher relative to most of its major rivals as the unwinding of carry-trades continued due to investor uncertainty regarding the future of the global economy.

Within the global stock index sector, long positions in European, Pacific Rim, and U.S. equity index futures resulted in losses as prices fell sharply amid speculation that a widening credit crunch, sparked by U.S. sub-prime mortgage losses, may erode global economic growth and corporate earnings.

Within the metals markets, long positions in copper, nickel, zinc, and aluminum futures recorded losses as prices fell on news of increasing stockpiles and speculation that a possible slowing of the global economy due to the U.S. sub-prime mortgage crisis would reduce future demand for base metals. Meanwhile, long positions in gold and silver futures incurred losses as prices weakened amid the strength in the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the agricultural markets, long positions in cocoa, the soybean complex, and coffee futures resulted in losses as prices moved sharply lower after investors sold commodities in a scramble for liquidity as banks restricted credit amid rising U.S. sub-prime loan defaults. In addition, cocoa futures prices fell after rains in the Ivory Coast, the world's biggest producer, improved prospects for the harvest that will start this coming fall, while coffee futures prices declined amid data indicating that exports from Vietnam and Indonesia are steadily increasing. Elsewhere, long positions in live cattle futures recorded losses at the beginning of the month as prices fell amid concerns that a decline in the U.S. economy and further losses in the equity markets would cause consumers to cut back on buying beef.

Within the energy markets, long positions in crude oil futures and its related products incurred losses as prices declined amid concerns that a slowdown in the global economy, sparked by the U.S. sub-prime mortgage markets, would negatively impact global energy demand.

Within the global interest rate sector, short positions in European, Canadian, and Australian fixed-income futures experienced losses as prices increased in a continuation of a worldwide "flight-to-quality" after volatility in the global equity markets, spurred by losses in the U.S. sub-prime mortgage sector, caused investors to seek the "safe haven" of government bonds.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED AUGUST 31, 2007 (UNAUDITED)


                                          MORGAN STANLEY                          MORGAN STANLEY
                                        SPECTRUM CURRENCY                    SPECTRUM GLOBAL BALANCED
                                  ------------------------------           ------------------------------
                                                 PERCENTAGE OF                            PERCENTAGE OF
                                                AUGUST 1, 2007                            AUGUST 1, 2007
                                                   BEGINNING                                BEGINNING
                                     AMOUNT     NET ASSET VALUE               AMOUNT     NET ASSET VALUE
                                  ------------  ---------------            ------------  ---------------
                                        $              %                         $             %
 INVESTMENT INCOME
   Interest income (Note 2)            429,393           .31                     152,878       .42
                                   -----------        ------                 -----------      ----

 EXPENSES
   Brokerage fees (Note 2)             531,027           .38                     139,623       .38
   Management fees (Note 3)            230,882           .17                      37,941       .11
                                   -----------        ------                 -----------      ----
     Total Expenses                    761,909           .55                     177,564       .49
                                   -----------        ------                 -----------      ----

 NET INVESTMENT LOSS                  (332,516)         (.24)                    (24,686)     (.07)
                                   -----------        ------                 -----------      ----

 TRADING RESULTS
 Trading profit (loss):
   Realized                                 --            --                      39,960       .11
   Net change in unrealized        (17,928,432)       (12.94)                    692,192      1.90
                                   -----------        ------                 -----------      ----
     Total Trading Results         (17,928,432)       (12.94)                    732,152      2.01
                                   -----------        ------                 -----------      ----

 NET INCOME (LOSS)                 (18,260,948)       (13.18)                    707,466      1.94
                                   ===========        ======                 ===========      ====

--------------------------------------------------------------------------------
  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED AUGUST 31, 2007 (UNAUDITED)


                                         MORGAN STANLEY                               MORGAN STANLEY
                                       SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                          ----------------------------------------       ----------------------------------------
                                                             PER                                             PER
                              UNITS           AMOUNT         UNIT             UNITS           AMOUNT         UNIT
                          --------------    -----------      -----        --------------    -----------      -----
                                                 $             $                                 $             $
Net Asset Value,
  August 1, 2007          12,688,610.307    138,528,710      10.92        2,393,094.266     36,423,291      15.22
Net Income (Loss)                     --    (18,260,948)     (1.44)                  --        707,466        .30
Redemptions                 (254,394.422)    (2,411,659)      9.48          (39,369.491)      (611,015)     15.52
Subscriptions                 39,270.444        372,284       9.48            7,627.255        118,375      15.52
                          --------------    -----------                   -------------     ----------
Net Asset Value,
  August 31, 2007         12,473,486.329    118,228,387       9.48        2,361,352.030     36,638,117      15.52
                          ==============    ===========                   =============     ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2007 (UNAUDITED)


                                     MORGAN STANLEY                     MORGAN STANLEY                      MORGAN STANLEY
                                     SPECTRUM SELECT                  SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                              -----------------------------      -----------------------------       -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                       PERCENTAGE OF
                                            AUGUST 1, 2007                     AUGUST 1, 2007                      AUGUST 1, 2007
                                               BEGINNING                          BEGINNING                           BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT     NET ASSET VALUE          AMOUNT     NET ASSET VALUE
                              ------------  ---------------      ------------  ---------------       ------------  ---------------
                                    $              %                   $               %                   $               %
INVESTMENT INCOME
  Interest income (Note 2)       1,673,124         .32               671,201          .31                2,082,328          .30
                               -----------       -----            ----------        -----             ------------       ------

EXPENSES
  Brokerage fees (Note 2)        2,607,294         .50             1,080,474          .50                3,528,314          .50
  Management fees (Note 3)       1,143,234         .23               504,270          .23                1,550,289          .23
                               -----------       -----            ----------        -----             ------------       ------
    Total Expenses               3,750,528         .73             1,584,744          .73                5,078,603          .73
                               -----------       -----            ----------        -----             ------------       ------
NET INVESTMENT LOSS             (2,077,404)       (.41)             (913,543)        (.42)              (2,996,275)        (.43)
                               -----------       -----            ----------        -----             ------------       ------

TRADING RESULTS
Trading profit (loss):
  Realized                     (13,424,788)      (2.57)           (4,711,230)       (2.18)            (123,775,778)      (17.54)
  Net change in unrealized     (15,304,048)      (2.93)           (4,059,569)       (1.88)              10,423,208         1.48
                               -----------       -----            ----------        -----             ------------       ------
    Total Trading Results      (28,728,836)      (5.50)           (8,770,799)       (4.06)            (113,352,570)      (16.06)
                               -----------       -----            ----------        -----             ------------       ------

NET LOSS                       (30,806,240)      (5.91)           (9,684,342)       (4.48)            (116,348,845)      (16.49)
                               ===========       =====            ==========        =====             ============       ======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED AUGUST 31, 2007 (UNAUDITED)


                             MORGAN STANLEY                          MORGAN STANLEY                        MORGAN STANLEY
                            SPECTRUM SELECT                        SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                  ------------------------------------   ------------------------------------   ------------------------------------
                                                 PER                                    PER                                   PER
                      UNITS          AMOUNT      UNIT        UNITS          AMOUNT      UNIT        UNITS          AMOUNT     UNIT
                  --------------   -----------   -----   --------------   -----------   -----   --------------   -----------  -----
                                        $          $                           $          $                           $         $
Net Asset Value,
  August 1, 2007  17,857,339.558   521,458,817   29.20   12,244,610.672   216,094,754   17.65   31,020,958.367   705,662,763  22.75
Net Loss                      --   (30,806,240)  (1.72)              --    (9,684,342)   (.79)              --  (116,348,845) (3.75)
Redemptions         (283,852.780)   (7,800,275)  27.48     (207,457.314)   (3,497,730)  16.86     (492,675.718)   (9,360,839) 19.00
Subscriptions         99,622.494     2,737,626   27.48      144,923.424     2,443,409   16.86      237,119.883     4,505,278  19.00
                  --------------   -----------           --------------   -----------           --------------   -----------
Net Asset Value,
  August 31, 2007 17,673,109.272   485,589,928   27.48   12,182,076.782   205,356,091   16.86   30,765,402.532   584,458,357  19.00
                  ==============   ===========           ==============   ===========           ==============   ===========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

  The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIL"). Spectrum Currency's commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

  Brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

  Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIL, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in
Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

  The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

  The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

  The management fee for Spectrum Strategic is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

  The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/4 of 1% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

  Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

  Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

  Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

  Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

  For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

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


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


                    Demeter Management Corporation
                    522 Fifth Avenue, 13th Floor
                    New York, NY 10036




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